UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 22, 2009

ENTROPIC COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33844	33-0947630
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6290 Sequence Drive

San Diego, CA 92121

(Address of Principal Executive Offices and Zip Code)

(858) 768-3600

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Entropic Communications, Inc., a Delaware corporation (“Entropic”), is a party to a Loan and Security Agreement with Silicon Valley Bank (“SVB”), dated April 11, 2007, as amended on March 31, April 3, 2008, May 20, 2008 and April 3, 2009, pursuant to which SVB has provided Entropic with a $10.0 million revolving credit line, secured by substantially all of Entropic’s tangible and intangible assets excluding intellectual property. The amount available under the credit line cannot exceed 80% of the value of Entropic’s eligible accounts receivable and may be decreased by certain commitments, such as the $1.2 million and $35,000 standby letters of credit that secure Entropic’s performance under its headquarters facility lease and its San Jose facility lease, respectively. Interest is payable monthly at an annual interest rate equal to the prime rate plus 0.5% (the “Reduced Rate”) if Entropic maintains a liquidity ratio of at least 1.75 to 1, or the prime rate plus 2.0% if Entropic maintains a liquidity ratio of less than 1.75 to 1. This credit line was due to expire on April 24, 2009.

On April 22, 2009, Entropic entered into an Amendment to Loan and Security Agreement with SVB (the “Amendment”), which became effective, in part, upon Entropic’s payment of a $50,000 amendment fee. Pursuant to the Amendment, the term of the credit line was extended to April 21, 2010 and Entropic’s option to increase the maximum amount of credit available under the credit line from $10.0 million to $15.0 million was eliminated. In addition, under the Amendment, Entropic is required to pay SVB a fee equal to 0.5% per annum (the “Unused Revolving Line Fee Percentage”) of the average unused portion of the credit line on a monthly basis, in arrears, provided that the Unused Revolving Line Fee Percentage will be reduced to 0.25% per annum while the Reduced Rate is in effect, and Entropic is not allowed to transfer assets or collateral or make investments, in each case, exceeding $400,000 per month in the aggregate to or in certain of its subsidiaries. As of April 22, 2009, there were no amounts outstanding under the credit line and $8.1 million was available under the credit line.

Item 2.03	Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of Registrant.

Reference is made to Item 1.01 above, the contents of which are incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

ENTROPIC COMMUNICATIONS, INC.

Dated: April 22, 2009	By:	/s/ Lance W. Bridges, Esq.
Lance W. Bridges, Esq.
Vice President and General Counsel